     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 14, 1998.

                                                        Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                            ----------------------

                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              ECHO BAY MINES LTD.
            (Exact names of registrant as specified in its charter)

                    CANADA                                   NONE
(State or other jurisdiction of incorporation  (IRS Employer Identification No.)
                or organization)

                  6400 SOUTH FIDDLERS GREEN CIRCLE, SUITE 1000
                        ENGLEWOOD, COLORADO, 80111-4957
                                 (303) 714-8600
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            ----------------------

                            ROBERT L. LECLERC, Q.C.
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                  SUITE 1000, 6400 SOUTH FIDDLERS GREEN CIRCLE
                        ENGLEWOOD, COLORADO, 80111-4957
                                 (303) 714-8600
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                            ----------------------

                                   COPIES TO:

         RONALD R. LEVINE, II, ESQUIRE      MICHAEL GLUCKMAN, ESQUIRE
             Davis, Graham & Stubbs LLP          Milner Fenerty
            370 - Seventeenth Street           2900 ManuLife Place
             Denver, Colorado, 80201            10180-101 Street
                 (303) 892-9400             Edmonton, Alberta T5J 3V5
                                                 (403) 423-7100

                            ----------------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED OFFERING: FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

                            ----------------------

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

 ===============================================================================================================
                                                       Proposed           Proposed
                                          Amount       maximum            maximum
           Title of each class of         to be     offering price       aggregate             Amount of
         securities to be registered    registered  per share/(1)/  offering price/(1)/  registration fee/(1)/
 ---------------------------------------------------------------------------------------------------------------

 Common Shares
  (without par value)/(2)/              1,500,000      $3.28125          $4,921,875             $1,452
 ===============================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c). Based upon the average of the high and low prices of the Company's Common Stock on the American Stock Exchange on May 11, 1998.

(2) This Registration Statement also applies to Rights under the Company's Shareholders' Rights Plan, which are attached to and tradeable with the Common Shares registered hereby. No registration fees are required for such rights and the shares underlying such rights as they will be issued for no additional consideration.

                            -----------------------

       THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any State.


                   SUBJECT TO COMPLETION, dated May 14, 1998

  PROSPECTUS


                                1,500,000 SHARES

                              ECHO BAY MINES LTD.

                                 COMMON SHARES


       This Prospectus relates to 1,500,000 common shares (the "Shares") of Echo Bay Mines Ltd. (the "Company") to be offered for sale or otherwise transferred from time to time by the shareholder named herein (the "Selling Shareholder"). The Shares will be sold in transactions (which may include block transactions) on the American Stock Exchange, The Toronto Stock Exchange, in negotiated transactions or otherwise, at fixed prices, which may be changed, at market prices prevailing at the time of sale, at negotiated prices, or without consideration, or by any other legally available means. The Selling Shareholder may offer the Shares to third parties (including purchasers) directly or by or through brokers, dealers, agents or underwriters who may receive compensation in the form of discounts, concessions, commissions or otherwise. The Selling Shareholder and any brokers, dealers, agents or underwriters that participate in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), in which event any discounts, concessions and commissions received by any such brokers, dealers, agents or underwriters and any profit on resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The aggregate net proceeds to the Selling Shareholder from the sale of the Shares will be the purchase price of such Shares less any commissions. The Company will not receive any proceeds from the sale of Shares by the Selling Shareholder. The Company will pay all expenses incurred in connection with this offering, other than underwriting discounts and selling commissions and expenses of counsel to the Selling Shareholder. See "Plan of Distribution."

       The Shares were issued by the Company to the Selling Shareholder in connection with the settlement of a dispute between the Company and such Selling Shareholder. The Shares are "restricted securities" under the Securities Act prior to their sale hereunder. This Prospectus has been prepared for the purpose of registering the Shares under the Act to allow for future sales by the Selling Shareholder to the public without restriction. See "Selling Shareholder."

SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR A DISCUSSION OF CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE SHARES.

       The Company's Common Shares are listed on the American Stock Exchange (Symbol: "ECO") and The Toronto Stock Exchange (Symbol: "ECO"). The Common Shares offered have been listed on such exchanges. On May 11, 1998, the last reported per share sales prices of the Common Shares on the American Stock Exchange and The Toronto Stock Exchange were $3.375 and C$4.80, respectively.


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                 The date of this Prospectus is May ___, 1998.

                             AVAILABLE INFORMATION

       The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. The Company is currently subject to the periodic reporting and other informational requirements of the Exchange Act. Such reports and other information may be inspected and copied at the public reference facilities of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the following Regional Offices: 7 World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Commission by mail at prescribed rates. Requests should be directed to the Commission's Public Reference Section, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549. The Commission also maintains a website at http://www.sec.gov that contains reports, proxy statements, and other information. The Company's Common Shares are listed on the American Stock Exchange (the "AMEX"). Reports, proxy and information statements and other information relating to the Company can be inspected at the offices of the AMEX at 86 Trinity Place, New York, New York 10006.

       The Company has filed with the Commission a Registration Statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act with respect to the securities covered by this Prospectus. This Prospectus, which forms part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and such securities, reference is hereby made to such Registration Statement, including the exhibits filed therewith. The Registration Statement and the exhibits thereto can be obtained by mail from or inspected and copied at the public reference facilities maintained by the Commission as provided above.

                    ENFORCEMENT OF CERTAIN CIVIL LIABILITIES

       The Company is a Canadian corporation and certain of its directors and officers, as well as certain of the experts named herein, are neither citizens nor residents of the United States. A substantial part of the assets of several of such persons and of the Company are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon such persons or to enforce against them or the Company within the United States judgment of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States. Milner Fenerty, Canadian counsel to the Company, has advised the Company that there is doubt as to the enforceability against such persons and the Company in Canada, in original actions or in actions to enforce judgments of United States courts, of liabilities predicated solely upon the federal securities laws of the United States.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

       The following documents filed by the Company with the Commission are incorporated by reference in this Prospectus:

       (1) Annual Report on Form 10-K for the year ended December 31, 1997;

       (2) Quarterly Report on Form 10-Q for the quarter ended March 31, 1998;

       (3) Registration Statement on Form 8-A (File No. 1-8542), dated September 12, 1994, relating to the Company's Shareholder Rights Plan;

       (4) The description of the Common Shares contained in the Company's Registration Statement on Form 8-A (File No. 1-8542) dated August 2, 1983.

       All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of the securities offered hereby shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

       The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, on the oral or written request of such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits, unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to the Secretary, Echo Bay Mines Ltd., 6400 South Fiddlers Green Circle, Suite 1000, Englewood, Colorado 80111-4957, telephone (303) 714-8600, facsimile: (303) 714-8999.

                              CONCURRENT OFFERING

       Concurrent with this offering, the Company will file with certain of the Canadian securities regulatory authorities a short form prospectus qualifying the Shares offered for resale hereunder.

                                  THE COMPANY

       Echo Bay is a major North American gold mining company with interests in four existing mines, two new gold mines with final stage development deferred pending gold price improvement, and a number of active early and late stage exploration projects. Echo Bay mines, processes and explores for gold, and also produces a significant amount of silver. In 1997, Echo Bay produced a total of approximately 721,000 ounces of gold, at an average cash operating cost of $249 per ounce, and 11,021,000 ounces of silver. In 1996, Echo Bay produced a total of approximately 769,000 ounces of gold and 7,100,000 ounces of silver. As of December 31, 1997, Echo Bay reported proven and probable ore reserves of 7.5 million ounces of gold and 46.5 million ounces of silver. In addition, Echo Bay has other mineralization at its existing mines consisting of 74.1 million tons at a grade of 0.027 ounces of gold per ton and 0.6 million tons at a grade of
0.99 ounces of silver per ton. In 1997, Echo Bay achieved revenues of $305.4 million and incurred a net loss of $420.5 million, after expensing $34.9 million on exploration and development and recording a provision for impaired assets and other charges of $362.7 million as described below. In 1996, Echo Bay achieved revenues of $337.3 million and incurred a net loss of $176.7 million after taking into account provisions totaling $107.1 million related to the write-off of and provision for the Alaska-Juneau development property and the provision for the McCoy/Cove pit wall stabilization.

       In August 1997, in view of the decrease in gold price, Echo Bay deferred final construction decisions on two planned gold mines, Paredones Amarillos in Mexico and Aquarius in Canada, and deferred further development of the Ulu satellite deposit located near its Lupin mine in the Northwest Territories, Canada, all pending an improvement in gold prices. Echo Bay has continued with the completion of the frozen underground barrier system at Aquarius, and with engineering, acquisition of a mill grinding circuit, permitting and water development work at Paredones Amarillos, in order to permit construction to begin as soon as possible at such time as a final construction decision is made.

       In the third quarter of 1997, Echo Bay conducted a major review of life-of-mine plans for its four producing gold mines, and a complete evaluation of the feasibility studies for its portfolio of development projects, exploration properties and other assets. On completion of this work, Echo Bay assessed the carrying values of all of its assets. As a result of the review, in the third quarter of 1997, Echo Bay recorded a $309.8 million provision for impaired assets. The provision was comprised of $50.0 million related to the Kingking project in the Philippines, $107.4 million related to Santa Elina activities in Brazil, $127.0 million related to operating mines including Lupin ($65.0 million), McCoy/Cove ($47.0 million) and Kettle River ($15.0 million), and $25.4 million related to certain share investments, closure and legal costs.

       In January 1998, following further declines in the market price of gold, the Company temporarily suspended operations at its Lupin gold mine and reduced operations at its McCoy/Cove mine until the gold price improves significantly. As a result of these actions, the Company's 1998 production targets are 500,000-520,000 ounces of gold (a reduction of approximately 25%, or 175,000 ounces of gold, from 1997 results) and 7,000,000-8,000,000 ounces of silver. The Company also wrote off its remaining interest in the Santa Elina project and reduced its corporate headquarters staff by 40%. In connection with these actions, the Company recorded a $52.9 million charge in the fourth quarter of 1997.

       The cash operating costs at the Company's four operating mines averaged $249 per ounce for 1997. Total production costs were $359 per ounce during the same period. Taking into account the above suspension and reduction in operations, 1998 cash operating costs are expected to be approximately $245-255 per ounce of gold produced. In the current low gold price environment, the Company's cost structure has significant implications for the Company's liquidity and flexibility to invest funds in exploration and development. In January 1998, the Company also announced the following additional actions to reduce costs: (i) reduction in budgeted new project expenditures for 1998 to $3 million and (ii) reduction in the 1998 exploration budget to $6 million. While the Company continues to generate cash flow from operations at current gold prices before taking into account cash exploration and development expenses, the amount of cash flow available for acquisitions, investments, exploration and development is very limited. As a result, the Company is carefully monitoring its discretionary spending, though it intends to continue to conduct limited exploration and development activities consistent with a more focused program.

       The Company's existing credit facilities provide some additional liquidity. At December 31, 1997, the Company had not utilized $85.0 million of the amounts committed thereunder, of which $29.5 million was actually available for borrowing in view of the credit facility covenant limitations. However, the amounts available for borrowing under the credit facilities vary with precious metals prices, among other factors, and the continuation of gold prices at depressed levels could have the effect of reducing or eliminating the Company's capacity to borrow under the credit facilities. The Company and its lenders are in negotiations aimed at restructuring the terms of its credit facilities in order to provide more liquidity than is currently available. The Company believes it is currently in compliance in all material respects with covenants under the credit facility. To remain in compliance throughout 1998 (assuming the credit facilities are not amended), the Company has taken certain actions to reduce its expenses, such as reductions in budgeted new project and exploration expenditures for 1998, and increased hedging activities, and may be required to seek additional external financing and to further reduce discretionary spending, absent a substantial improvement in gold prices. There can be no assurance that the Company will be successful in attracting external financing on terms and conditions favorable to it. In the event the Company is unsuccessful in restructuring the credit facilities or in accessing external financing on acceptable terms, it may be required to curtail other discretionary expenditures.

       In March 1997, the Company issued $100.0 million of 11% capital securities due 2027 (the "Capital Securities"). The Company has the right to defer interest payments on the Capital Securities for up to 10 consecutive semi-annual periods. During a period of interest deferral, interest accrues at a rate of 12% per annum, compounded semi-annually. The Company, at its option, may satisfy its deferred interest obligation by delivering common shares to a trustee for sale, the proceeds of which would be remitted to the holders of the securities in payment of the deferred interest. The present value of the Capital Securities' principal amount, $4.2 million at year-end 1997, is classified as debt. The present value of the future interest payments, $95.8 million, is a separate component of shareholders' equity. In March 1998, the Company exercised its right to defer its April 1998 interest payment to holders of the Capital Securities.

       The Company was incorporated in Canada in 1964. Its executive office is located at 6400 South Fiddlers Green Circle, Suite 1000, Englewood, CO 80111-4957, telephone (303) 714-8600, and its registered office is located at Suite 1210 ManuLife Place, 10180 - 101 Street, Edmonton, Alberta, Canada , T5J 3S4, telephone (403) 496-9002.

                                  RISK FACTORS

       Purchasers of the Common Shares being offered hereby should carefully read this entire Prospectus and the documents incorporated by reference herein. Purchasers should consider, among other things, the risk factors set forth below.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

       Statements that are not historical facts contained or incorporated by reference in this Prospectus are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from targeted or projected results. Such forward-looking statements include statements regarding targets for gold and silver production, cash operating costs and certain significant expenses, percentage increases and decreases in production from the Company's principal mines, schedules for completion of detailed feasibility studies and initial feasibility studies, potential increases in reserves and production, the timing and scope of future drilling and other exploration activities, expectations regarding receipt of permits and commencement of mining or production, anticipated grades and recovery rates, the ability to secure financing and potential acquisitions or increases in property interests. Factors that could cause actual results to differ materially include, among others, changes in gold and silver prices, unanticipated grade, geological, metallurgical, processing, access, transportation of supplies or other problems, results of current exploration activities, results of pending and future feasibility studies, changes in project parameters as plans continue to be refined, political, economic and operational risks of foreign operations, availability of materials and equipment, the timing of receipt of governmental permits, force majeure events, the failure of plant, equipment or processes to operate in accordance with specifications or expectations, accidents, labor relations, delays in start-up dates, environmental costs and risks, the outcome of acquisition negotiations and general domestic and international economic and political conditions, as well as other factors described in this Prospectus and an accompanying Prospectus Supplement, if any, and in the Company's annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K filed with the Securities and Exchange Commission. Many of such factors are beyond the Company's ability to control or predict.

       Actual results may differ materially from those projected. Prospective investors are cautioned not to put undue reliance on forward-looking statements, and should not infer that there has been no change in the affairs of the Company since the date of this Prospectus that would warrant any modification of any forward-looking statement made in this Prospectus. For a discussion of certain of such risks and uncertainties, see the "Risk Factors" set forth below and the discussions contained in the Company's annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K filed with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.

RECENT LOSSES

       In the fiscal years ended December 31, 1997, 1996 and 1995, the Company incurred net losses of $420.5 million, $176.7 million and $50.1 million, respectively. The loss in 1997 reflects a $362.7 million provision for impaired assets and other charges, including provisions related to the Kingking project ($50.0 million); Santa Elina ($143.6 million); Lupin ($65.0 million), McCoy/Cove ($47.0 million) and Kettle River ($15.0 million) operating properties; $25.4 million to write down certain share investments to market value and to provide for estimated legal and closure costs; and $16.7 million related to severance costs. The loss in 1996 included a $77.1 million write-down of and reclamation and closure provision for the Alaska-Juneau development property and a $30.0 million provision for McCoy/Cove pit wall stabilization. During those years, the Company incurred exploration and development expenses of $34.9 million, $63.6 million and $69.8 million, respectively. The Company expects that it will continue to incur losses in the near future, and that its return to profitability will depend on, among other things, a significant increase in the price of gold over current prices, the ability to bring into commercial production the projects that have been the subject of the Company's exploration and development program and the profitability of production at existing and new mines. See "Gold and Silver Prices," "Uncertainty of Reserve and Other Mineralization Estimates" and "Estimation of Asset Carrying Values" for additional disclosure with respect to factors which may affect the carrying values of the Company's assets, and the Company's results of operations and financial condition generally.

LIQUIDITY

       The cash operating costs at the Company's four operating mines averaged $249 per ounce in 1997. Total production costs were $359 per ounce during the same period. In the current low gold price environment, the Company's cost structure has significant implications for the Company's liquidity and flexibility to invest funds in exploration and development. While the Company continues to generate cash flow from operations at current gold prices before taking into account cash exploration and development expenses, the amount of cash flow available for acquisitions, investments, exploration and development is very limited. As a result, the Company is carefully monitoring its discretionary spending, though it intends to continue to conduct limited exploration and development activities consistent with a more focused program.

       The Company's existing credit facilities provide some additional liquidity. At December 31, 1997, the Company had not utilized $85.0 million of the amounts committed thereunder, of which $29.5 million was actually available for borrowing in view of the credit facility covenant limitations. However, the amounts available for borrowing under the credit facilities vary with precious metals prices, among other factors, and the continuation of gold prices at depressed levels could have the effect of reducing or eliminating the Company's capacity to borrow under the credit facilities. The Company and its lenders are in negotiations aimed at restructuring the terms of its credit facilities in order to provide more liquidity than is currently available. The Company believes it is currently in compliance in all material respects with covenants under the credit facility. To remain in compliance throughout 1998 (assuming the credit facilities are not amended), the Company has taken certain actions to reduce its expenses, such as reductions in budgeted new project and exploration expenditures for 1998, and increased hedging activities, and may be required to seek additional external financing and to further reduce discretionary spending, absent a substantial improvement in gold prices. There can be no assurance that the Company will be successful in attracting external financing on terms and conditions favorable to it. In the event the Company is unsuccessful in restructuring the credit facilities or in accessing external financing on acceptable terms, it may be required to curtail other discretionary activities.

       In March 1997, the Company issued $100.0 million of 11% capital securities due 2027 (note 7 to the consolidated financial statements). The Company has the right to defer interest payments on the capital securities for up to 10 consecutive semi-annual periods. During a period of interest deferral, interest accrues at a rate of 12% per annum, compounded semi-annually. The Company, at its option, may satisfy its deferred interest obligation by delivering common shares to a trustee for sale, the proceeds of which would be remitted to the holders of the securities in payment of the deferred interest. The present value of the capital securities' principal amount, $4.2 million at year-end 1997, is classified as debt. The present value of the future interest payments, $95.8 million, is a separate component of shareholders' equity. In March 1998, the Company exercised its right to defer its April 1998 interest payment to holders of the capital securities.

MINING AND PROCESSING

       The Company's business operations are subject to risks and hazards inherent in the mining industry, including but not limited to unanticipated variations in grade and other geological problems, water conditions, surface or underground conditions, metallurgical and other processing problems, mechanical equipment performance problems, the unavailability of materials and equipment, accidents, labor force disruptions, force majeure factors, unanticipated transportation costs, and weather conditions, any of which can materially and adversely affect, among other things, the development of properties, production quantities and rates, costs and expenditures and production commencement dates.

       The Company's processing facilities are dependent on continuous mine feed to remain in operation. Insofar as the Company's mines may not maintain material stockpiles of ore or material in process, any significant disruption in either mine feed or processing throughput, whether due to equipment failures, adverse weather conditions, supply interruptions, labor force disruptions or other issues, may have an immediate adverse effect on the results of operations of the Company. A significant reduction in mine feed or processing throughput at a particular mine could cause the unit cost of production to increase to the point where the Company could determine that some or all of the Company's reserves were uneconomic to exploit.

       The Company periodically reviews mining schedules, production levels and asset lives in its life-of-mine planning for all of its operating and development properties. Significant changes in the life-of-mine plans can occur as a result of mining experience, new ore discoveries, changes in mining methods and rates, process changes, investments in new equipment and technology, precious metals price assumptions, and other factors. Based on this analysis, the Company reviews its accounting estimates and in the event of an impairment, may be required to write-down the carrying value of a mine or mines. In 1997, the Company completed a major review of life-of-mine plans for the Company's four producing gold mines and performed a complete evaluation of the Company's portfolio of development projects, exploration properties and other assets. As a result of this process, in 1997 the Company recorded provisions to write down the carrying values of its producing mines, including Lupin ($65.0 million), McCoy/Cove ($47.0 million) and Kettle River ($15.0 million). This complex process continues for the life of every mine. See "Estimation of Asset Carrying Values."

       As a result of the foregoing risks, among other things, expenditures on any and all projects, actual production quantities and rates, and cash costs may be materially and adversely affected and may differ materially from anticipated expenditures, production quantities and rates, and costs, just as estimated production dates may be delayed materially, in each case especially to the extent development projects are involved. Any such events can materially and adversely affect the Company's business, financial condition, results of operations and cash flows.

MINE DEVELOPMENT RISKS

       The Company's ability to maintain, or increase, its annual production of gold and silver will be dependent in significant part on its ability to bring new mines into production, including the Aquarius project in Canada and the Paredones Amarillos project in Mexico, and to expand existing mines. Recently the Company deferred final construction decisions on Aquarius and Paredones Amarillos and deferred further development of the Ulu satellite deposit in Canada. Although the Company utilizes the operating history of its existing mines to derive estimates of future operating costs and capital requirements, such estimates may differ materially from actual operating results at new mines or at expansions of existing mines. The economic feasibility analysis with respect to any individual project is based upon, among other things, the interpretation of geological data obtained from drill holes and other sampling techniques, feasibility studies (which derive estimates of cash operating costs based upon anticipated tonnage and grades of ore to be mined and processed), precious metals price assumptions, the configuration of the ore body, expected recovery rates of metals from the ore, comparable facility and equipment costs, anticipated climatic conditions, estimates of labor productivity, royalty or other ownership burdens and other factors. In addition, many of the risks identified below under "--Exploration Risks" are also applicable to the Company's development projects. Such development projects also are subject to the successful completion of final feasibility studies, issuance of necessary permits and receipt of adequate financing. Although the Company's feasibility studies are completed with the Company's knowledge of the operating history of similar ore bodies in the region, the actual operating results of its development projects may differ materially from those anticipated, and uncertainties related to operations are even greater in the case of development projects.

GOLD AND SILVER PRICES

       The profitability of the Company's current operations is directly related and sensitive to the market price of gold and silver. Gold prices are currently and have recently been at depressed levels. Gold, silver and other metal prices fluctuate widely and are affected by numerous factors beyond the Company's control, including global supply and demand, expectations with respect to the rate of inflation, the exchange rates of the dollar to other currencies, interest rates, forward selling by producers, central bank sales and purchases, production and cost levels in major gold-producing regions such as South Africa and the former Soviet Union, global or regional political, economic or financial situations and a number of other factors.

       The current demand for, and supply of, gold and silver affect the prices of such metals, but not necessarily in the same manner as current demand and supply affect the prices of other commodities. The potential supply of gold consists of new mine production plus existing stocks of bullion and fabricated gold held by governments, financial institutions, industrial organizations and individuals. Since mine production in any single year constitutes a very small portion of the total potential supply of gold, normal variations in current production do not necessarily have a significant effect on the supply of gold or on its price. If gold or silver prices should decline below the Company's cash costs of production and remain at such levels for any sustained period, the Company could determine that it is not economically feasible to continue commercial production at any or all of its mines. In January 1998, the Company temporarily suspended operations at the Lupin mine and reduced operations at the McCoy/Cove mine pending significant improvement in gold prices. Although the Company has a hedging program in place to reduce the risk associated with gold and silver price volatility, there is no assurance that the Company's hedging strategies will be successful. Furthermore, should the Company experience a prolonged period of depressed gold prices and prepare its reserve calculations and/or life-of-mine plans at significantly lower prices than those used at year-end 1997, the Company could experience additional material write-downs of its investment in mining properties. See "Uncertainty of Reserve and Other Mineralization Estimates" and "Estimation of Asset Carrying Value."

       Spot market prices and futures prices for gold are currently higher than the Company's cash operating costs ($249 per ounce for 1997), but such prices are lower than Echo Bay's total production costs ($359 per ounce for 1997).

       The volatility of gold and silver prices is illustrated in the following table which sets forth the average of the daily closing prices for gold and silver for the periods indicted:

                                            YEAR ENDED DECEMBER 31,

                                 1998(1)  1997  1996  1995  1994  1993  1992
                                 -------  ----  ----  ----  ----  ----  ----
      Gold(2) ($ per ounce)          298   332   388   384   384   360   344
      Silver(3) ($ per ounce)       6.30  4.87  5.18  5.19  5.29  4.30  3.94

      (1) For the period from January 1, 1998 to May 11, 1998
      (2) On the London Bullion Market
      (3) As quoted by Handy and Harman

      As of May 11, 1998, the closing prices for the metals described above were:

          Gold:    $ 299 per ounce
          Silver:  $5.79 per ounce

ESTIMATION OF ASSET CARRYING VALUES

          The Company periodically undertakes a detailed review of the life-of-mine plans for its four operating properties and an evaluation of the Company's portfolio of development projects, exploration projects and other assets. In light of both the short-term and long-term view of precious metals prices and the results of feasibility and engineering studies, the Company assesses the recoverability of the carrying values of those assets. For operating mines and development properties, the carrying values are compared to estimated future net cash flows from each property; for other assets, carrying values are compared to estimated net realizable values based on market comparables and, for share investments, quoted market values. For purposes of estimating future cash flows for its producing gold mines and development projects in its 1997 review, the Company used price assumptions of $300 per ounce for gold for 1998 and $350 per ounce thereafter. As a result of the carrying value analysis, the Company recorded $346.0 million in provisions for impaired assets in 1997. The provisions included $50.0 million to write off the Kingking project in the
Philippines: $143.6 million to write off the Company's investment in Santa Elina Mines Corporation in Brazil; $127.0 million to reduce the carrying values of Lupin ($65.0 million), McCoy/Cove ($47.0 million) and Kettle River ($15.0 million); and $25.4 million to write down certain shares investments to market value and to provide for estimated legal and closure costs.

          The Company intends to assess the carrying values of its assets on an ongoing basis as required by generally accepted accounting principles. Factors which may affect carrying values include, but are not limited to, gold and silver prices, capital cost estimates, mining, processing and other operating costs, grade and metallurgical characteristics of ore, mine design and timing of production. There can be no assurance that, particularly in the event of a prolonged period of depressed gold prices, the Company will not be required to take additional material write-downs of its operating and development properties.

UNCERTAINTY OF RESERVE AND OTHER MINERALIZATION ESTIMATES

          There are numerous uncertainties inherent in estimating proven and probable reserves and other mineralization, including many factors beyond the control of the Company. The estimation of reserves and other mineralization involves subjective judgments about many relevant factors, and the accuracy of any such estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. Results of drilling, testing and production subsequent to the date of an estimate may justify revision of such estimate. Assumptions about prices are subject to great uncertainty and gold and silver prices have fluctuated widely in recent years and are currently at depressed levels. See "Gold and Silver Prices." No assurance can be given that the volume and grade of reserves mined and processed and recovery rates will not be less than anticipated. Declines in the market price of gold and related precious metals also may render reserves or other mineralization containing relatively lower grades of mineralization uneconomic to exploit. The prices used in estimating the Company's ore reserves at December 31, 1997 were $350 per ounce of gold and $5.00 per ounce of silver.
The market prices were $293 per ounce of gold and $6.13 per ounce of silver at December 31, 1997. The market price of gold is currently below the price at which the Company estimates its reserves. If the Company were to determine that its reserves and future cash flows should be calculated at a significantly lower gold price than that used at December 31, 1997, there would likely be a reduction in the amount of gold reserves. For example, the Company estimates that, based on extrapolation of information developed in reserve calculation, but without the same degree of analysis as required for reserve calculation, if the Company's reserves at December 31, 1997 were based on a price of $325 per ounce of gold, reserves at the operating properties would decrease approximately 8%. In addition, if the price realized by the Company for its gold or silver bullion were to decline substantially below the price at which ore reserves were calculated for a sustained period of time, the Company potentially could experience material write-downs of its investment in mining properties. Under certain of such circumstances, the Company may discontinue the development of a project or mining at one or more of its properties. For example, in 1997, the Company conducted a major review of life-of-mine plans for its four producing mines and evaluated its portfolio of development projects, exploration properties and other assets, which resulted in the recording of $346.0 million in provisions for impaired assets. The Company also recently deferred final construction decisions on two planned gold mines (Paredones Amarillos and Aquarius), and deferred further development of the Ulu satellite deposit. Additionally, in January 1998, the Company temporarily suspended operations at the Lupin mine and reduced operations at the McCoy/Cove mine until a significant recovery in the gold price occurs. Further, changes in operating and capital costs and other factors, including but not limited to short-term operating factors such as the need for sequential development of ore bodies and the processing of new or different ore grades and ore types, may materially and adversely affect reserves.

EXPLORATION RISKS

          Since mines have limited lives based on proven and probable ore reserves, the Company continually seeks to replace and expand its reserves. Moreover, two of the Company's mines, McCoy/Cove and Lupin (without taking into account supplemental production from Ulu) are entering a period of declining production as the existing ore reserves are depleted, which has led to significant emphasis on the Company's exploration program. Mineral exploration, at both newly acquired properties and existing mining operations, is highly speculative in nature, involves many risks and frequently does not result in the discovery of minable reserves. There can be no assurance that the Company's exploration efforts will result in the discovery of significant gold or silver mineralization or that any mineralization discovered will result in an increase of the Company's proven or probable reserves. If proven or probable reserves are developed, it may take a number of years and substantial expenditures from the initial phases of drilling until production is possible, during which time the economic feasibility of production may change. For example, a new feasibility study completed in December 1996 on the Alaska-Juneau project concluded that the project was uneconomic as designed, and the Company recorded a $77.1 million provision in connection with the decision not to proceed. Similarly, the feasibility study the Kingking project completed in the third quarter of 1997 indicated that the project was uneconomic with the option agreement in place and the Company recorded a $50.0 million provision to write off its entire investment in the project. No assurance can be given that the Company's exploration programs will result in the replacement of current production with new reserves or that the Company's development program will be able to extend the life of the

Company's existing mines. In the event that new reserves are not developed, the Company will not be able to sustain any mine's current level of gold or silver production beyond the life of its existing reserve estimates.

          The Company encounters strong competition from other mining companies in connection with the acquisition of properties producing or capable of producing precious metals. As a result of this competition, some of which is with companies with greater financial resources than the Company, the Company may be unable to acquire attractive mining properties on terms it considers acceptable. In addition, there are a number of uncertainties inherent in any program relating to the location of economic ore reserves, the development of appropriate metallurgical processes, the receipt of necessary governmental permits and the construction of mining and processing facilities. Accordingly, there can be no assurance that the Company's acquisition and exploration programs will yield new reserves to replace and expand current reserves.

MINING RISKS AND INSURANCE

          The business of gold and silver mining is generally subject to a number of risks and hazards, including environmental conditions, industrial accidents, labor disputes, unusual or unexpected geological conditions, ground or slope failures, cave-ins, changes in the regulatory environment and natural phenomena such as inclement weather conditions, floods, blizzards and earthquakes. Such occurrences could result in damage to, or destruction of, mineral properties or production facilities, personal injury or death, environmental damage to the Company's properties or the properties of others, delays in mining, monetary losses and possible legal liability. The Company maintains insurance against certain risks that are typical in the gold mining industry and in amounts that the Company believes to be reasonable, but which may not provide adequate coverage in certain circumstances. However, insurance against certain risks (including certain liabilities for environmental pollution or other hazards as a result of exploration and production) is not generally available to the Company or to other companies in the industry on acceptable terms. During 1996, the Company recorded a $30.0 million provision related to estimated costs to remove waste rock from an unstable portion of the pit wall at McCoy/Cove.

GOVERNMENTAL AND ENVIRONMENTAL REGULATION

          The Company's mining operations and exploration activities are subject to extensive foreign or US federal, state and local laws and regulations governing exploration, development, production, exports, taxes, labor standards, waste disposal, protection and remediation of the environment, reclamation, historic and cultural resources preservation, mine safety and occupational health, toxic substances and other matters. The costs of discovering, evaluating, planning, designing, developing, constructing, operating and closing the Company's mines and other facilities in compliance with such laws and regulations is significant. It is possible that the costs and delays associated with compliance with such laws and regulations could become such that the Company would not proceed with the development or operation of a mine.

          As part of its normal course operating and development activities, the Company has expended significant resources, both financial and managerial, to comply with governmental and environmental regulations and permitting requirements, and will continue to do so in the future. Moreover, it is possible that future regulatory developments, such as increasingly strict environmental protection laws, regulations and enforcement policies thereunder, and claims for damages to property and persons resulting from the Company's operations, could result in substantial costs and liabilities in the future.

          The Company is required to obtain governmental permits to develop its reserves and for expansion or advanced exploration activities at its operating and exploration properties. Obtaining the necessary governmental permits is a complex and time-consuming process involving numerous foreign or US federal, state and local agencies. The duration and success of each permitting effort are contingent upon many variables not within the Company's control. In the case of foreign operations, governmental approvals, licenses and permits are, as a practical matter, subject to the discretion of the applicable governments or governmental officials. In the context of environmental protection permitting, including the approval of reclamation plans, the Company must comply with known standards, existing laws and regulations that may entail greater or lesser costs and delays depending on the nature of the activity to be permitted and the interpretation of the laws and regulations implemented by the permitting authority. The failure to obtain certain permits, or the imposition of extensive conditions upon certain permits, could have a material adverse effect on the Company's business, operations and prospects.

          In past sessions of the United States Congress, both the House of Representatives and Senate have considered legislation that seeks to reform the General Mining Law of 1872, as amended (the "Mining Law"), which governs the location and maintenance of unpatented mining claims and related activities on federal lands. As part of the most recent budget reconciliation process, each of the Senate and the House of Representatives passed separate legislation that sought to reform the Mining Law, although such legislation was not enacted into law. Similar legislation has also been proposed in the current session of the US Congress, as has other legislation which could have the effect of increasing costs of operations. The Company anticipates that if Congress were to enact legislation modifying the Mining Law, such legislation may impose a royalty on production of minerals from unpatented mining claims, and could contain new requirements for mined land reclamation and other environmental control measures. The Bureau of Land Management of the US Department of the Interior has commenced a program to revise the federal regulations applicable to activities on unpatented mining claims to impose more stringent reclamation and environmental protection requirements on those activities. The extent to which any such new legislation or administrative action would affect existing unpatented mining claims or mining operations thereon is unclear at this time. Any reform of the Mining Law based on these initiatives could increase the costs of mining activities on unpatented mining claims, and as a result could have an adverse effect on the Company and its results of operations, particularly the Company's operations at McCoy/Cove and, to a lesser extent, Round Mountain. Until such time, if any, as new reform legislation is enacted or administrative action is taken, the ultimate effects and costs of compliance on the Company cannot be estimated.

RISK OF INTERNATIONAL OPERATIONS

          Many of the mineral rights and interests of the Company are subject to government approvals, licenses and permits. Such approvals, licenses and permits are, as a practical matter, subject to the discretion of the applicable governments or governmental officials. No assurance can be given that the Company will be successful in obtaining any or all of the various approvals, licenses and permits that it seeks, that it will obtain them in a timely fashion or that it will be able to maintain them in full force and effect without modification or revocation.

          In certain countries in which the Company has assets and operations, such assets and operations are subject to various political, economic and other uncertainties, including, among other things, the risks of war or civil unrest, expropriation, nationalization, renegotiation or nullification of existing concessions, licenses, permits, approvals and contracts, taxation policies, foreign exchange and repatriation restrictions, changing political conditions, international monetary fluctuations, currency controls and foreign governmental regulations that favor or require the awarding of contracts to local contractors or require foreign contractors to employ citizens of, or purchase supplies from, a particular jurisdiction. In addition, in the event of a dispute arising from foreign operations, the Company may be subject to the exclusive jurisdiction of foreign courts or may not be successful in subjecting foreign persons to the jurisdiction of courts in the United States or Canada. The Company also may be hindered or prevented from enforcing its rights with respect to a governmental instrumentality because of the doctrine of sovereign immunity. It is not possible for the Company to accurately predict such developments or changes in law or policy or to what extent any such developments or changes may have a material adverse effect on the Company's operations.

TITLE TO PROPERTIES

          Certain of the Company's United States mineral rights, including at the McCoy/Cove and Round Mountain properties, consist of unpatented lode mining claims. Unpatented mining claims may be located on US federal public lands open to appropriation, and may be either lode claims or placer claims depending upon the nature of the deposit within the claim. In addition, unpatented millsite claims, which may be used for processing operations or other activities ancillary to mining operations, may be located on federal public lands that are non-mineral in character. Unpatented mining claims and millsites are unique property interests, and are generally considered to be subject to greater title risk than other real property interests because the validity of unpatented mining claims is often uncertain and is always subject to challenges of third parties or contests by the federal government. The validity of an unpatented mining claim, in terms of both its location and its maintenance, is dependent on strict compliance with a complex body of federal and state statutory and decisional law. In addition, there are few public records that definitively control the issues of validity and ownership of unpatented mining claims.

INFLATION AND CURRENCY RISKS

          The Company directly or indirectly holds mining interests in several countries, including Mexico, Brazil, Russia, Burkina Faso, Mali, Ghana and Chile, which historically have had unstable currencies as a result of inflation, currency controls or other reasons. Although the production resulting from such mining interests is generally sold in US dollars, the Company is vulnerable to the effects of inflation in its operations in certain countries, and profitability levels may be eroded by unfavorable exchange rates. None of the countries in which the Company holds mineral interests currently restricts the repatriation of profits, other than through the requirement to register such distributions. While recent years have seen a generally positive trend toward lowering inflation and stabilizing exchange rates in these countries, there is no assurance that governments will continue with current economic policies or that inflation will be lower than it has been historically.

                                USE OF PROCEEDS

       The Company will not receive any proceeds from the sale of Shares by the Selling Shareholder.


                              SELLING SHAREHOLDER

       The following table set forth (i) the name of the Selling Shareholder,
(ii) the number of Common Shares currently beneficially owned by the Selling Shareholder and (iii) the number of such Common Shares which will be beneficially owned by the Selling Shareholder after the offering, assuming the sale of all the Shares being offered herein.


                                                  BENEFICIAL                        BENEFICIAL
                                                OWNERSHIP PRIOR   SHARES TO BE   OWNERSHIP AFTER
          SELLING SHAREHOLDER                    TO OFFERING        OFFERED          OFFERING
-----------------------------------------------------------------------------------------------
Nationwide Development Corporation(1)           1,500,000(1)     1,500,000(1)             0

__________________________

(1) The Shares were issued by the Company to the Selling Shareholder in settlement of a dispute relating to termination of the Company's investment in the Kingking project in the Philippines. In the settlement, the Company paid U.S. $500,000 in cash and agreed to issue 1.25 million Common Shares, subject to adjustment as provided below. The number of shares to be issued was subject to decrease or increase if the closing price of the Company's Common Shares on the American Stock Exchange for the ten trading days prior to the later of the effective date of this Registration Statement of which this Prospectus is a part and the qualification of the Shares for issuance in Canada (the "Approval Date") is less than U.S. $2.375 or greater than U.S. $3.00. If the average trading price on the Approval Date is less than U.S. $2.375 per share, the Company must deliver shares having an aggregate value of U.S. $3.0 million and if the average trading price on the Approval Date is greater than U.S. $3.00 per share, the Company must deliver shares having an aggregate value of U.S. $3.75 million.

                     DESCRIPTION OF ECHO BAY SHARE CAPITAL

GENERAL

       The authorized share capital of the Company consists of an unlimited number of Common Shares, without par value, of which 139,370,031 were outstanding on May 11, 1998, and an unlimited number of preferred shares, issuable in series, none of which are currently outstanding. In addition, as of May 11, 1998, 4,731,580 Common Shares have been reserved for issuance upon the exercise of outstanding options.

COMMON SHARES

       The holders of Common Shares have one vote for each share held and are not entitled to cumulative votes for the election of directors. Each Common Share is entitled to participate equally in such dividends as may be declared by the Board of Directors of the Company out of funds legally available therefor and is entitled to share equally in any distribution to holders of Common Shares on liquidation. The holders of Common Shares have no preemptive, conversion or redemption rights. Each outstanding Common Share is fully paid and nonassessable.

       Under the terms of the Company's Capital Securities due 2027, the Company has the right to defer interest payments for up to 10 consecutive semi-annual periods. During any deferral period, the Company is prohibited from paying dividends on its Common Shares. The Company has exercised its right to defer the April 1998 interest payment on the Capital Securities and is therefore prohibited from paying dividends on its Common Shares until the conclusion of the deferral period.

PREFERRED SHARES

       The Board of Directors of the Company may issue preferred shares from time to time in one or more series, subject to the provisions of the Articles of Incorporation of the Company. When any preferred shares of the Company are outstanding, no dividends may be paid or declared on outstanding Common Shares unless all dividends on preferred shares of all series shall have been paid in full with respect to past dividend periods, and the full dividends thereon for the then current dividend period shall have been declared and a sum set apart for payment thereof. Any sinking fund requirements with respect to preferred shares of the Company must also be complied with before dividends on Common Shares may be paid.

SHAREHOLDER RIGHTS PLAN

       Under the Company's shareholder rights plan, if any person or group were to announce an intention to acquire, or were to acquire, 20% or more of the Company's Common Shares without complying with the conditions of a "permitted bid," then the owners of each share of common stock (other than the acquiring person or group) would become entitled to exercise a right to buy one additional Common Share at 50% of the lowest share price on The Toronto Stock Exchange during the prior 90 days. The plan expires in 2004, subject to reconfirmation by shareholders in 1999.

       A "permitted bid," which does not trigger the entitlement to acquire shares under the plan, is one that complies with applicable securities law in all jurisdictions where at least 5% of the Company's Common Shares are owned; is made to all shareholders for all outstanding shares; is open for a minimum of 60 days; takes up no shares until at least 66 2/3% of the outstanding shares have been tendered to the bid, including those owned by the acquiring person or group; and meets certain other conditions.

                              PLAN OF DISTRIBUTION

       The Company has been advised by the Selling Shareholder that it may sell or transfer all or a portion of the Shares offered hereby from time to time to third parties directly or by or through brokers, dealers, agents or underwriters, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Shareholder and/or from purchasers of the Shares for whom they may act as agent. Such sales and transfers of the Shares may be effected from time to time in one or more transactions on the American Stock Exchange or The Toronto Stock Exchange, in negotiated transactions or otherwise, at a fixed price or prices, which may be changed, at market pries prevailing at the time of sale, at negotiated prices, or without consideration, or by any other legally available means. Any or all of the Shares may be sold or transferred from time to time by means of (a) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus;
(c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (d) through the writing of options on the Shares; and (e) any other legally available means. To the extent required, the number of Shares to be sold or transferred , the purchase price, the name of such agent, broker, dealer or underwriter and any applicable discounts or commissions and any other required information with respect to a particular offer will be set forth in an accompanying Prospectus Supplement. The aggregate net proceeds to the Selling Shareholder from the sale of the Shares will be the purchase price of such Shares less any commissions.

       The Selling shareholder and any brokers, dealers, agents or underwriters that participate in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any discounts, concessions and commissions received by such brokers, dealers, agents or underwriters and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

       No underwriter, broker, dealer or agent has been engaged by the Company in connection with the distribution of the Shares.

       Any Shares covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus. There is no assurance that the Selling Shareholder will sell any or all of the Shares. The Selling Shareholder may transfer, devise or gift Shares by other means not described herein.

       The Company will pay all of the expenses incident to the registration of the Shares, other than underwriting discounts and selling commissions, if any, and fees and expenses of counsel for the Selling Shareholder.

       In order to comply with the securities laws of certain states, if applicable, Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

                                    EXPERTS

       The consolidated financial statements of the Company included in its Annual Report on Form 10-K for the year ended December 31, 1997 have been audited by Ernst & Young, independent chartered accountants, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein by reference in reliance upon the reports of Ernst & Young pertaining to such financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given upon the authority of such firm as experts in accounting and auditing.

                                 LEGAL MATTERS

          Certain legal matters relating to the validity of the Common Shares, and certain other matters with respect to Canadian law, will be passed upon for the Company by Milner Fenerty, Edmonton, Alberta. The Company is also represented with respect to U.S. securities matters by Davis, Graham & Stubbs LLP, Denver, Colorado.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14 - OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

       The following sets forth expenses, other than underwriting fees and commissions, expected to be borne by the Registrants in connection with the distribution of the securities being registered (all amounts are estimated except the SEC registration fee):


Securities and Exchange Commission registration fee    US  $ 1,452

Legal fees and expenses                                     10,000
Printing and engraving expenses                             10,000
Accounting fees and expenses                                 5,000
Miscellaneous                                                3,548
                                                           -------
       TOTAL                                                30,000
                                                           =======


ITEM 15 - INDEMNIFICATION OF DIRECTORS AND OFFICERS

          Under the Canada Business Corporations Act, Echo Bay Mines Ltd. (the "Company" or "Echo Bay") may indemnify a present or former director or officer of Echo Bay or of another corporation of which Echo Bay is a stockholder or creditor against amounts paid to settle civil, criminal or administrative actions or judgments and expenses in connection therewith, where the director or officer was made a party by reason of his position with Echo Bay or such other corporation and provided that the director or officer acted honestly and in good faith with a view to the best interests of Echo Bay and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his conduct was lawful. Such indemnification may be made in connection with a derivative action only with court approval. A director or officer is entitled to indemnification from Echo Bay as a matter of right if he was substantially successful on the merits and fulfilled the conditions set forth above.

          A policy of directors' and officers' liability insurance is maintained by Echo Bay, which policy insures directors and officers for losses as a result of claims based upon their acts or omissions as directors and officers of the Registrant, including liabilities arising under the Securities Act of 1933, and also reimburses Echo Bay for payments made pursuant to the indemnity provisions under the Canada Business Corporations Act.

ITEM 16 - EXHIBITS

  3.1 Certificate of Incorporation (Incorporated by reference to Exhibit 3.1 to the Company's Registration Statement on Form S-3, No. 33-77738, filed April 14, 1994)

  3.2 By-laws (Incorporated by reference to Exhibit 3.2 to the Company's Registration Statement on Form S-3, No. 33-77738, filed April 14, 1994)

  5.1  Opinion and Consent of Milner Fenerty*

  23.1 Consent of Ernst & Young**

  23.2 Consent of Milner Fenerty -  contained in Exhibit 5.1*

  24.1 Echo Bay Mines Ltd. Power of Attorney**

  99.1 Form of Canadian short form prospectus of the Company relating to Common Shares*
-----------------

*   To be filed by amendment.

**  Filed herewith.

ITEM 17 - UNDERTAKINGS

          Echo Bay hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          The undersigned Registrants hereby undertake:

          (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

               (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement, provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by Echo Bay pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, that are incorporated by reference in the Registration Statement;

           (b) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrants pursuant to the foregoing provisions or otherwise, the Registrant have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, County of Arapahoe, State of Colorado, on the 13th day of May, 1998.


                                         ECHO BAY MINES LTD.


                                         By:  /s/ Robert L. Leclerc*
                                            ---------------------------------
                                            Robert L. Leclerc, Q.C., Chairman,
                                            Chief Executive Officer and US
                                            Authorized Representative

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE                      TITLE                                    DATE
---------                      -----                                    ----

 /s/ Robert L. Leclerc*        Chairman, Chief Executive Officer and    May 13, 1998
-----------------------------  Director (Principal Executive Officer)
Robert L. Leclerc, Q.C.

 /s/ Peter H. Cheesbrough*     Senior Vice-President, Finance and       May 13, 1998
-----------------------------  Chief Financial Officer (Principal
Peter H. Cheesbrough           Financial Officer)


/s/ Tom S. Q. Yip              Vice-President and Controller            May 13, 1998
-----------------------------  (Principal Accounting Officer)
Tom S. Q. Yip

 /s/ John N. Abell*            Director                                 May 13, 1998
-----------------------------
John N. Abell

 /s/ Latham C. Burns*          Director                                 May 13, 1998
-----------------------------
Latham C. Burns

                               Director
-----------------------------
Pierre Choquette

 /s/ John Gilray Christy*      Director                                 May 13, 1998
-----------------------------
John Gilray Christy

 /s/ Peter Clarke*             Director                                 May 13, 1998
-----------------------------
Peter Clarke

SIGNATURE                      TITLE                                    DATE
---------                      -----                                    ----
 /s/ John F. McOuat*           Director                                 May 13, 1998
-----------------------------
John F. McOuat

                               Director
-----------------------------
Monica E. Sloan

 /s/ R. Geoffrey P. Styles*    Director                                 May 13, 1998
-----------------------------
R. Geoffrey P. Styles


*By:  /s/ Tom S. Q. Yip
    -------------------
     Attorney-in-Fact

                                 EXHIBIT INDEX


23.1  Consent of Ernst & Young

24.1  Echo Bay Mines Ltd. Power of Attorney